Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated

June 6, 2012 Relating to Preliminary Prospectus

Supplement dated June 6, 2012 to

Prospectus dated February 17, 2012

Registration No. 333-179582

FINAL PRICING TERMS

$300,000,000 0.55% Senior Notes due 2015

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	0.55% Senior Notes due 2015

Size:	$300,000,000

Maturity Date:	June 12, 2015

Coupon:	0.55%

Interest Payment Dates:	June 12 and December 12, commencing December 12, 2012

Price to Public:	99.319%

Benchmark Treasury:	0.250% due May 15, 2015

Benchmark Treasury Yield:	0.360%

Spread to Benchmark Treasury:	T + 42 bps

Re-offer Yield:	0.780%

Make-Whole Call:	T + 10 bps

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 4; June 12, 2012

CUSIP Number:	871829 AP2

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	TD Securities (USA) LLC Wells Fargo Securities, LLC

$450,000,000 2.60% Senior Notes due 2022

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	2.60% Senior Notes due 2022

Size:	$450,000,000

Maturity Date:	June 12, 2022

Coupon:	2.60%

Interest Payment Dates:	June 12 and December 12, commencing December 12, 2012

Price to Public:	98.722%

Benchmark Treasury:	1.750% due May 15, 2022

Benchmark Treasury Yield:	1.647%

Spread to Benchmark Treasury:	T + 110 bps

Re-offer Yield:	2.747%

Make-Whole Call:	T + 20 bps

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 4; June 12, 2012

CUSIP Number:	871829 AQ0

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	TD Securities (USA) LLC Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526.